Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Compass, Inc. of our report dated February 25, 2025 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Anywhere Real Estate Inc.'s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
November 14, 2025